Exhibit 99.1

The Glimpse Group Reports Q3 Fiscal Year 2025 Financial Results

Reaffirm Revenues and Second Consecutive Quarter of Positive Cash Flow

NEW YORK, NY, May 15, 2025 - The Glimpse Group, Inc. (“Glimpse”) (NASDAQ: VRAR; FSE: 9DR), a diversified Immersive Technology platform company providing enterprise-focused Virtual Reality (“VR”), Augmented Reality (“AR”) and Spatial Computing software and services, provided financial results for its third quarter fiscal year 2025, ended March 31, 2025 (“Q3 FY ‘25”).

Business Commentary by President & CEO Lyron Bentovim

Financial Summary:

●	Q3 FY ‘25 revenue of approximately $1.4 million, a 25% decrease compared to Q3 FY ‘24 (ending March 31, 2024) revenue of approximately $1.9 million. This expected and previously discussed decrease was primarily driven by revenue recognition timing.

●	Q4 FY ‘25 (ending June 30, 2025) revenue is expected to be in the $3.2-3.8 million range and profitable, as we deliver and recognize the final stage of the large Department of Defense (“DoD”) entity’s contract for Spatial Core.

●	Last week, we received official confirmation for a new seven-figure Spatial Core deal, which we expect will be signed in the coming weeks. While the U.S. Government’s Continuing Resolution and the lack of a Federal budget for 2025 has delayed the potential awarding of multiple Government and DoD opportunities, we continue to be well positioned for multiple opportunities and expect to confirm a few additional seven-figure Spatial Core opportunities in the coming months.

●	Revenue for the nine months ended March 31, 2025 was approximately $7 million, essentially flat compared to the same nine month period last year, despite divesting and consolidating multiple subsidiary companies. For FY ‘25 (ending June 30, 2025), we expect revenues in the $10-11 million range, a 15-25% increase from FY ‘24.

●	Gross Margin for Q3 FY ‘25 was approximately 72% compared to 70% for Q3 FY ‘24. We expect our going forward Gross Margin to continue to be in the 65-75% range, an increase from our previous guidance due to a larger portion of revenue coming from Spatial Core and software license sales.

●	Net Operating Cash provided from Operations in Q3 FY ‘25 was a positive cash gain of approximately $0.13 million, compared to a Net Operating Cash loss of approximately -$0.92 million for Q3 FY ‘24. This is our second consecutive positive quarter. Net Operating Cash loss from Operations in the nine month period FY ‘25 was approximately -$0.13 million, compared to approximately -$4.3 million for the same nine month period last year despite having a similar level of revenue for the period. This turnaround reflects our significant reorganization efforts, cost reductions and maintenance of high gross margins.

●	The Company’s cash and equivalent position as of March 31, 2025 was approximately $7.0 million, with an additional $0.65 million in accounts receivable. We continue to maintain a clean capital structure with no debt, no convertible debt and no preferred equity.

●	For the full details of our financial results, please refer to our 10Q filed on 5/15/25.

●	In light of the strong traction in Spatial Core’s AI and Cloud driven revenues, a deep pipeline of revenues across our businesses, our position in the Immersive industry, tier 1 customer base, positive cash flow, cash balance and clean balance sheet we believe that there continues to be a sharp disconnect between our intrinsic value and our current public company valuation - both stand alone and versus our public and private comps. As such, we may seek to utilize our untapped $2 million common share buyback plan in order to protect our stock if circumstances warrant its utilization.

Recent Business Updates:

●	BLI is expected to deliver its $4 million+ Department of Defense (“DoD”) contract this month, which would represent a foundational achievement as well as positioning Spatial Core as an Operating System for spatial computing integrating AI into 3D environments – digital twins, drones, robotics, etc.

●	During the quarter, BLI successfully delivered to the US Navy its first full motion Immersive Simulator System. This milestone marks a significant achievement in the adaptation of immersive technologies to enhance the capabilities, effectiveness, and safety of the US Military Services, setting the ground for potential follow-on contracts.

●	Foretell Reality entered into several contracts for its AI driven immersive training product.

●	Sector 5 Digital entered into follow-on agreements with Halliburton, Ecolab, Galderma, Walmart and AT&T.

●	Glimpse Lenses’ Snap revenues grew significantly from the prior quarter and is tracking well.

●	Glimpse Learning entered into multiple software license contracts in the healthcare and educational segments.

Q3 Fiscal Year 2025 Conference Call and Webcast

Date: Thursday, May 15, 2025

Time: 9:00 a.m. Eastern time

USA Dial In: 888-506-0062

International: 973-528-0011

Participant Access Code: 633925

Webcast: https://www.webcaster4.com/Webcast/Page/2934/52387

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the webcast will be available through Friday, May 15, 2026. A replay of the teleconference will be available through Thursday, May 29, 2025. To listen, please call USA: 877-481-4010 or International: 919-882-2331; Replay Passcode: 52387. A webcast will also be available on the IR section of The Glimpse Group website (ir.theglimpsegroup.com) or by clicking the webcast link above.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR) is a diversified Immersive technology platform company, providing enterprise-focused Virtual Reality, Augmented Reality and Spatial Computing software & services. Glimpse’s unique business model builds scale and a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into this emerging industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release may contain certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements, if provided, are based on information available to the Company as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements, if provided, include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts, if provided, are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, any forecasts, if provided, are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2025	As of June 30, 2024
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$7,058,020	$1,848,295
Accounts receivable	652,118	723,032
Deferred costs/contract assets	605,562	170,781
Notes receivable	93,600	-
Prepaid expenses and other current assets	579,264	778,181
Total current assets	8,988,564	3,520,289

Equipment and leasehold improvements, net	70,975	167,325
Right-of-use assets, net	155,238	452,808
Intangible assets, net	161,253	487,867
Goodwill	10,857,600	10,857,600
Other assets	11,100	72,714
Total assets	$20,244,730	$15,558,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$52,806	$181,668
Accrued liabilities	780,330	340,979
Deferred revenue/contract liabilities	1,047,673	72,788
Lease liabilities, current portion	147,900	364,688
Contingent consideration for acquisitions, current portion	1,468,663	1,467,475
Total current liabilities	3,497,372	2,427,598

Long term liabilities
Contingent consideration for acquisitions, net of current portion	-	1,413,696
Lease liabilities, net of current portion	19,451	178,824
Total liabilities	3,516,823	4,020,118
Commitments and contingencies
Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 21,043,756 and 18,158,217 issued and outstanding, respectively	21,044	18,158
Additional paid-in capital	82,236,658	74,559,600
Accumulated deficit	(65,529,795)	(63,039,273)
Total stockholders’ equity	16,727,907	11,538,485
Total liabilities and stockholders’ equity	$20,244,730	$15,558,603

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31		March 31
	2025	2024	2025	2024
Revenue
Software services	$1,283,287	$1,466,397	$6,641,652	$6,510,740
Software license/software as a service	138,948	429,246	387,886	566,208
Total Revenue	1,422,235	1,895,643	7,029,538	7,076,948
Cost of goods sold	402,209	569,461	2,061,519	2,406,479
Gross Profit	1,020,026	1,326,182	4,968,019	4,670,469
Operating expenses:
Research and development expenses	829,815	1,136,848	2,610,038	4,209,518
General and administrative expenses	1,165,187	1,233,904	2,947,847	3,375,140
Sales and marketing expenses	483,138	559,681	1,606,236	2,138,539
Amortization of acquisition intangible assets	100,537	291,036	326,614	950,192
Goodwill impairment	-	-	-	379,038
Intangible asset impairment	-	-	-	522,166
Change in fair value of acquisition contingent consideration	26,012	(291,980)	87,492	(4,317,524)
Total operating expenses	2,604,689	2,929,489	7,578,227	7,257,069
Loss from operations before other income	(1,584,663)	(1,603,307)	(2,610,208)	(2,586,600)

Other income
Interest income	82,461	61,051	119,686	186,534
Net loss	$(1,502,202)	$(1,542,256)	$(2,490,522)	$(2,400,066)

Basic and diluted net loss per share	$(0.07)	$(0.09)	$(0.13)	$(0.15)

Weighted-average common shares outstanding for basic and diluted net loss per share	20,999,445	17,195,322	19,161,661	16,194,523

THE GLIMPSE GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(2,490,522)	$(2,400,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	390,467	1,040,759
Common stock and stock option based compensation for employees and board of directors	715,545	1,742,126
Net gain on divestiture of subsidiaries	(1,392,434)	(1,000,000)
Reserve on note received in connection with divestiture of subsidiaries	1,500,000	1,000,000
Gain on office lease termination	(34,660)	-
Accrued non cash performance bonus fair value adjustment	-	(551,236)
Acquisition contingent consideration fair value adjustment	87,492	(4,317,524)
Impairment of intangible assets	-	901,204
Issuance of common stock to vendors	3,087	88,472
Adjustment to operating lease right-of-use assets and liabilities	(43,605)	(99,144)

Changes in operating assets and liabilities:
Accounts receivable	70,914	478,598
Deferred costs/contract assets	(434,781)	86,347
Loans receivable	(9,600)	-
Prepaid expenses and other current assets	198,917	(251,030)
Other assets	5,349	(1,506)
Accounts payable	(128,862)	(214,705)
Accrued liabilities	442,496	(388,644)
Deferred revenue/contract liabilities	994,063	(396,546)
Net cash used in operating activities	(126,134)	(4,282,895)
Cash flow used in investing activities:
Purchase of leasehold improvements and equipment	(41,453)	(19,346)
Payment of contingent consideration for acquisition	(1,500,000)	-
Cash used in investing activities	(1,541,453)	(19,346)
Cash flows provided by financing activities:
Proceeds from securities purchase agreement, net	6,785,552	2,968,501
Proceeds from exercise of warrants	175,760	-
Issuance of note receivable	(84,000)	-
Net cash provided by financing activities	6,877,312	2,968,501

Net change in cash and cash equivalents	5,209,725	(1,333,740)
Cash and cash equivalents, beginning of year	1,848,295	5,619,083
Cash and cash equivalents, end of period	$7,058,020	$4,285,343

Non-cash Investing and Financing activities:

Issuance of common stock for satisfaction of contingent liability	$-	$974,647
Issuance of common stock for non cash performance bonus	$-	$490,360
Lease liabilities arising from right-of-use assets	$20,344	$113,182

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three and nine months ended March 31, 2025 and 2024:

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
	(in millions)		(in millions)
Net loss	$(1.50)	$(1.54)	$(2.49)	$(2.40)
Depreciation and amortization	0.12	0.32	0.39	1.04
EBITDA loss	(1.38)	(1.22)	(2.10)	(1.36)
Stock based compensation expenses	0.31	0.62	0.71	1.83
Loss on subsidiary divestiture	-	-	0.11	-
Gain on office lease termination	-	-	(0.03)	-
Non cash change in fair value of acquisition contingent consideration	0.03	(0.29)	0.09	(4.32)
Intangible asset and goodwill impairment	-	-	-	0.90
Non cash change in fair value of accrued performance bonus	-	-	-	(0.55)
Adjusted EBITDA loss	$(1.04)	$(0.89)	$(1.22)	$(3.50)